UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2005
DiamondCluster International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22125 (Commission File Number)	36-4069408 (IRS Employer Identification Number)
John Hancock Center
875 North Michigan Avenue, Suite 3000
Chicago, Illinois 60611
(Address of principal executive offices)
312-255-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURE
Press Release

Item 2.02. Results of Operations and Financial Condition
The registrant issued a press release on September 27, 2005 announcing selected preliminary financial results for the second fiscal quarter ended September 30, 2005. A copy of the press release is attached hereto as Exhibit 99.1. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The information in Item 2.02 of this report, including the exhibit hereto to the extent such information is contained therein, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.
Item 2.05. Costs Associated with Exit or Disposal Activities
On September 21, 2005, a special committee of the board of directors of DiamondCluster International, Inc. (the “Company”) approved a restructuring plan (the “plan”) to restructure part of the Company’s international operations to better serve the market and to increase global profitability. The principal actions of the plan include workforce reductions in the Europe and South America regions, the closures of the Dusseldorf and Lisbon offices, and the downsizing of the Barcelona office. The workforce reductions will result in the termination of approximately 50 employees, 45% of whom are project personnel and 55% of whom are operational personnel.
The restructuring charge expense recorded in accordance with the plan will be in the range of $8.0 to $9.0 million and is principally comprised of approximately $6.2 to $7.2 million for severance and related expenses, approximately $1.3 million related to office space closures and reductions, and approximately $0.5 million for the write-off of various depreciable assets.
The total cash outlay for the plan is expected to be in the range of $7.0 to $8.0 million and will continue through fiscal year 2010. The remaining $1.0 million of restructuring costs consists of non-cash charges primarily related to the write-off of various depreciable assets and non-cash charges related to the acceleration of vesting on equity grants in connection with certain severance agreements. The Company expects the cost savings resulting from the plan to be approximately $6.0 to $8.0 million on an annualized basis.
As part of the Company’s process to monitor prior restructuring charges for changes in circumstances, in the quarter ended September 30, 2005 the Company will record an adjustment to a previously recorded restructuring plan implemented in September 2002. The adjustment is related to a change in the estimate of future sublease income related to contractual lease obligations and will result in additional expense of approximately $3.0 million, or $2.2 million on an after-tax basis. After this adjustment, the total amount of the September 2002 restructuring charge will be $25.2 million. The cash expenditures related to this adjustment will continue through fiscal year 2012.
As a result of the above actions, the total restructure expense that is expected to be recorded in the quarter ended September 30, 2005 will be in the range of $11.0 to $12.0 million, or $10.2 million to $11.2 million on an after-tax basis.
The registrant issued a press release announcing the restructure plan on September 27, 2005. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits

(c)	Exhibits Exhibit 99.1 — Press release dated September 27, 2005, furnished with respect to Item 2.02 information contained therein and filed with respect to Item 2.05 information contained therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDCLUSTER INTERNATIONAL, INC.
By:	/s/ Karl E. Bupp
Karl E. Bupp
Chief Financial Officer

September 27, 2005